III. CODE OF ETHICS

Benefit Street Partners L.L.C. (together with its affiliated management companies and its and their subsidiaries, “Benefit Street” or the “Firm”),5 has adopted the policies and procedures (as they may be amended from time to time, the “Policies”) set forth in this policies and procedures manual (the “Manual”) and implemented a compliance program intended to ensure that all Supervised Persons of the Firm obey the law and conduct themselves ethically.6

The Firm, as a registered investment adviser with the SEC and as investment manager or sub-adviser to BDCs and/or the Registered Funds, has adopted this code of ethics (“Code of Ethics”) as required by Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, respectively, to set forth standards of business conduct that the Firm expects of persons employed by, working with the Firm and others designated by the Chief Compliance Officer. The Firm, as an investment adviser, has a fiduciary duty to act in the best interest of its Clients. The Firm’s reputation for integrity, honesty and openness is essential to its continued business success.

All Firm personnel are required to comply with applicable Federal Securities Laws and report violations of the rules set out in the Code of Ethics promptly to the Chief Compliance Officer. The Chief Compliance Officer shall provide you with a copy of this Code of Ethics which is contained in the Firm’s Manual and any amendments. You are expected to read and understand all requirements and procedures of the Code of Ethics. In fact, you will be required to provide a certification acknowledging your receipt of the Code of Ethics (and any amendment thereto). Such certifications may be provided to Supervised Persons via e-mail, hard copy or through a third-party compliance service provider of the Firm. The Management of the Firm and the Chief Compliance Officer will review the terms and provisions of the Code of Ethics at least annually and make amendments as necessary.

We expect our Supervised Persons to put the interest of Clients first and foremost in their business dealings and day-to-day activities. Each Supervised Person is expected to conduct himself or herself in accordance with such standards at all times, and to deal honestly and fairly with all persons with whom he or she has contact. It is generally improper for the Firm orpersons covered by the Code of Ethics to (i) use for their own benefit (or the benefit of anyone other than a Client) information about the Firm’s trading or investment recommendations for a Client or (ii) take advantage of investment opportunities that would otherwise be available for a Client.

5 “Benefit Street” or the “Firm” shall include, without limitation, Franklin BSP Lending Adviser, L.L.C. and Franklin BSP Capital Adviser, LLC.

6 A “Supervised Person” means the Firm’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control. Except where otherwise indicated, for all purposes of this Manual the term “employee” and the term “supervised person” shall be deemed to include consultants to the Firm and any other non-employees of the Firm stationed in the Firm’s offices to whom copies of this Manual have been provided. Except where otherwise indicated, the Policies set forth in this Manual extend to all employees of Benefit Street: both investment and administrative personnel, both full-time and part-time employees, and both U.S. and non-U.S. employees.

If you have any doubt or uncertainty about how to react to a particular circumstance or concern, contact Alexander H. McMillan who is designated as the Chief Compliance Officer of the Firm.7 Please do not guess at the answer. Mr. McMillan is based in New York and can be reached by telephone at extension 76712, (212) 588-6712 or by e-mail at a.mcmillan@benefitstreetpartners.com.

Additionally, you should be aware that the Firm expects all persons covered by the Code of Ethics to comply with the spirit of the Code of Ethics, as well as the specific rules contained in the Code of Ethics. Technical compliance with the requirements set forth in this Code of Ethics and the Manual will not insulate you from scrutiny for any actions that create the appearance of a violation. You should also be aware that violations of either the letter or the spirit of the policies and procedures in this Code of Ethics and the Manual will be treated with the utmost seriousness and may result in penalties being imposed at the discretion of the Firm, including but not limited to cancellation of an offending trade (with any resulting loss charged to you and any profits forfeited to the Firm, a charity or our Clients), imposition of penalties or fines, reduction of your compensation, a letter of censure or reprimand, referrals to regulatory and self-regulatory bodies, suspension, substantial changes in duties and responsibilities, suspension and dismissal, or any combination of the foregoing. Violations may also result in civil or criminal proceedings and penalties. In addition, the Firm may, in its sole and absolute discretion, suspend or revoke your personal trading privileges. Supervised Persons may also be placed on paid or unpaid leave pending any investigation into whether these policies and procedures have been violated.

Improper trading activity can constitute a violation of the Code of Ethics. You can also violate the Code of Ethics by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate the Code of Ethics even if neither any Client nor the Firm is harmed by your conduct.

A. Definitions

All capitalized terms used in this Code of Ethics have the meanings set forth in this Code of Ethics and below. You should note that some of these terms (such as “beneficial interest”) are sometimes used in other contexts, not related to codes of ethics, where they have different meanings.

1. “Automatic Investment Plan”

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

7 References herein to the “Chief Compliance Officer” refer to either Mr. McMillan in his capacity as the Firm’s Chief Compliance Officer or his designee for such purpose.

2. “Client”

Any person or entity that the Firm provides investment advisory services to, including the Funds, any BDCs, the REIT, the Registered Funds and any separately managed accounts.

3. “Direct or Indirect Influence or Control” includes

• Suggesting to anyone that a particular purchase or sale be made for the account;

• Directing anyone to make any particular purchase or sale of investments for the account;

• Consulting with anyone to make any particular allocation of investments to be made in the account; and

• Discussing account holdings.

NOTE: Discussions about broad asset allocations that would not reasonably be expected to result in the purchase or sale of a particular security and discussions in which a trustee or third-party discretionary manager simply summarizes, describes or explains account activity to an access person would not indicate “direct or indirect influence or control.”

4. “Discretionary Account” means

A “Discretionary Account” is any trust or account over which a Supervised Person (or members of their Family/Household) does not exercise any Direct or Indirect Influence or Control, as explained in more detail below.

5. “Family/Household”, includes:

• A Supervised Person’s spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

• A Supervised Person’s children under the age of 18;

• A Supervised Person’s children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and

• Any of these people who live in a Supervised Person’s household: a Supervised Person’s stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in- law, including adoptive relationships.

6. “Federal Securities Laws”

The term “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

7. “FT Client Account”

The term “FT Client Accounts” shall mean the client accounts that are advised or sub- advised by a Franklin Templeton investment adviser.

8. “FT Funds”

The term “FT Funds” shall mean the funds that are advised or sub-advised by a Franklin Templeton investment adviser. “FT Fund” includes all open-end and closed-end funds within the Franklin Templeton Group of Funds, as well as any other fund that is advised or sub-advised by a Franklin Templeton investment adviser.

9. “Funds”

The term “Fund” shall mean private investment partnerships, investment companies or the foreign investment vehicles advised by the Firm.

10. “Initial Public Offering”

The term “Initial Public Offering” (or “IPO”) means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

11. “Personal Account”

The term “Personal Account” refers to any account (including any custody account, safekeeping account and any account maintained by an entity that may act as a broker or principal) in which a Supervised Person has any direct or indirect beneficial interest, including personal accounts and trusts for the benefit of such persons. Thus, the term “Personal Accounts” also includes among others:

(a) Trusts for which the Supervised Person acts as trustee, executor or custodian;

(b) Accounts of or for the benefit of the Supervised Person’s Family/Household; and

(c) Accounts of or for the benefit of a person who receives material financial support from the Supervised Person.

12. “Private Placement or Limited Offering”

The term “Private Placement or Limited Offering” means an offering of securities that is exempt from registration under the Securities Act pursuant to Sections 4(a)(2) or 4(a)(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

B. Personal Securities Transaction Reporting Obligations

1. Scope and Purpose

These policies and procedures apply to the personal investment activities of all Supervised Persons.

The purpose of this policy is to summarize the values, principles and business practices that guide the Firm’s business conduct and to establish a set of principles to guide Supervised Persons regarding the conduct expected of them when managing their personal investments.

These policies and procedures apply to all Personal Accounts and Discretionary Accounts of a Supervised Person. The Firm requires that the Chief Compliance Officer regularly monitor all trading activity in a Supervised Person’s Personal Account or Discretionary Account. A designated compliance associate will monitor the activity in any Personal Account or Discretionary Account of the Chief Compliance Officer. The Chief Compliance Officer will review the reports described below submitted by persons other than the Chief Compliance Officer (the Reports described below of the Chief Compliance Officer will be submitted to and reviewed by the Chief Operating Officer). The Chief Compliance Officer will undertake to conduct the review and monitoring on a strictly confidential and carefully controlled basis (except to the extent disclosure is required under the Advisers Act or other applicable laws or regulations or any court order or other legal process). It is a condition of your employment or association with the Firm, however, that you disclose all of your Personal Accounts and Discretionary Accounts to the Chief Compliance Officer. This includes Personal Accounts that do not trade in the securities covered by these policies and procedures (for example, IRA accounts that currently hold mutual fund investments), with the exception of personal savings or checking accounts that are not able to hold securities of any type. For purposes of these procedures where the activity involves the Personal Account, Discretionary Account or trading of the Chief Compliance Officer, copies of any notice or report will be given to a designated compliance associate and any permission or approval will be obtained from such designated compliance associate.

NOTE: One of the most complicated parts of complying with this Code of Ethics is understanding what holdings, transactions and accounts a Supervised Person must report and what accounts are subject to trading restrictions. For example, accounts of certain members of a Supervised Person’s Family/Household are covered, as are certain categories of trust accounts, certain investment pools in which a Supervised Person might participate, and certain accounts that others may be managing for a Supervised Person. To be sure a Supervised Person understands what holdings, transactions and accounts are covered, it is essential that all Supervised Person’s carefully review the definitions used and set forth herein.

ALSO NOTE: A Supervised Person must file the reports described below, even if he/she has no holdings, transactions or accounts to list in the reports.

ALSO NOTE: Compliance with the following reporting requirements does not relieve you of any of your other obligations under the Code of Ethics, including the requirement that you seek pre-clearance of Private Placements or Limited Offerings and IPO transactions.

2. Statement of Principles

All Supervised Persons are required to conduct themselves in a lawful, honest and ethical manner in their business practices and to maintain an environment that fosters fairness, respect and integrity.

The Firm’s policy is that the interests of the Clients are paramount and come before the interests of any employee. Information concerning the securities8, holdings and financial circumstances of the Clients, as well as the identity of certain Clients, is confidential and Supervised Persons are required to safeguard this information.

The personal investment activities of Supervised Persons must be conducted in a manner to avoid actual or potential conflicts of interest with the Clients. In particular, to the extent that a Supervised Person learns of an investment opportunity because of his or her position with the Firm (e.g., internal or third party research, the Firm or company sponsored conferences, or communications with company officers), the Supervised Person must give preference to the Clients.

Personal transactions in a security may not be executed, regardless of quantity, if the Supervised Person has access to information regarding, or knowledge or even a presumed knowledge of, Client activity in such security, including proposed activity and recommendations.

3. Prohibited Activities

Supervised Persons generally are prohibited from engaging or participating in any activity that has the potential to cause harm to a Client. Examples of prohibited activities include, but are not limited to:

• Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, the Clients;

• Taking, delaying or omitting to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a Client in order to avoid economic injury to themselves or anyone other than the Clients;

• Purchasing or selling a security on the basis of knowledge of a possible trade by or for a Client with the intent of personally profiting from, or avoiding a loss with respect to, personal holdings in the same or related securities;

• Revealing to any other person (except in the normal course of the Supervised Person’s duties on behalf of a Client) any information regarding securities transactions by any Client or the consideration by any Client of any such securities transactions; or

8 For purposes of this Policy, the term “securities” also includes derivatives, such as futures, options and swaps.

• Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a Client or engaging in any manipulative practice with respect to any Client.

4. Monitoring of the Policy and Additional Information

Questions regarding this policy and related requirements should be directed to the Chief Compliance Officer or the Code of Ethics Department (which can be reached at lpreclear@franklintempleton.com). The Firm uses PTA, http://coeprod/pta/index.jsp, an automated transaction pre-clearance system, to manage the oversight of personal investments. Administration of this policy is the responsibility of the Chief Compliance Officer.

5. Statement on Supervised Person Investments

The Firm recognizes the importance to Supervised Persons of managing their own financial resources. However, because of the potential conflicts of interest inherent in its business, the Firm has implemented this policy with regard to personal investments of Supervised Persons. This policy is designed to minimize these conflicts and help ensure that the Firm focuses on meeting its duties as a fiduciary to its Clients.

Supervised Persons should be aware that their ability to invest in certain securities and to liquidate those positions may be severely restricted under this policy due to trading by the Clients, including during times of market volatility. Therefore, as a general matter, the Firm encourages Supervised Persons to exercise caution when investing in individual securities, particularly in situations where a Supervised Person wishes to invest in securities held or likely to be held by the Clients.

The Firm also discourages Supervised Persons from engaging in a pattern of securities transactions that is so excessively frequent as to potentially impact the Supervised Person’s ability to carry out their assigned responsibilities, increases the possibility of potential conflicts or violates the policy.

6. Categories of Persons Subject to the Policy

All persons subject to this policy are assigned to the following categories based on their access to information regarding, or involvement in, investment activities. Please consult the Chief Compliance Officer if you have any questions about how this policy applies to you.

Access Persons: Access Persons are those who have access to non-public information regarding Clients’ securities transactions; or have access to recommendations that are non-public; or have access to non-public information regarding the portfolio holdings of the Clients.

Portfolio Persons: Portfolio Persons, a subset of Access Persons, are those who, in connection with their regular functions or duties, make or participate in the decision to purchase or sell a security by an FT Fund or FT Client Account or if his or her functions relate to the making of any recommendations about those purchases or sales.

Supervised Person: Supervised Persons are (i) the Firm’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the Firm and are subject to the Firm’s supervision and control. Except where otherwise indicated, for all purposes of this Code of Ethics the term “employee” and the term “Supervised Person” shall be deemed to include consultants to the Firm and any other non-employees of the Firm stationed in the Firm’s offices to whom copies of this Code of Ethics have been provided and (ii) Access Persons.

7. Accounts and Transactions Covered by the Policy

This policy covers two types of securities accounts and transactions: (a) those in which Supervised Persons have or share investment control, and (b) those in which Supervised Persons have direct or indirect beneficial ownership. Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. “Pecuniary interest” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Generally, a pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Supervised Persons are presumed to have a pecuniary interest in securities held by members of their Family/Household.

Certain types of securities are exempt from this policy. These exempt securities include, but are not limited to, direct obligations of the U.S. government, money market instruments, and registered open-end funds other than the FT Funds. Please consult the Chief Compliance Officer or PTA for further information about specific types of securities that are exempt from this policy.

8. Prohibited Transactions

(a) Trading that Conflicts with the Clients. Supervised Persons are prohibited from any trading activity that conflicts with the Clients’ trading activity. Examples of prohibited trading activity include, but are not limited to:

▪ “front running” or trading ahead of a Client; and

▪ trading parallel to or against a Client.

(b) Short Sales of Securities Issued by Franklin Templeton and Closed-end FT Funds. Supervised Persons are prohibited from effecting short sales, including “short sales against the box,” of securities issued by Franklin Templeton or any closed-end FT Funds. This prohibition includes economically equivalent transactions such as call or put options, swap transactions or other derivatives that would result in having a net short exposure to Franklin Templeton or any closed-end fund sponsored or advised by Franklin Templeton.

9. Trading in Shares of the FT Funds

A Supervised Person is prohibited from buying and selling shares of an FT Fund if in possession of material nonpublic information about the FT Fund. Specifically, Supervised Persons are prohibited from taking personal advantage of their non-public knowledge of recent or impending investment activities of FT Funds or the FT Funds’ investment advisers or any other non-public information that a reasonable investor would likely consider important in making his or her investment decisions, including information that may have a material effect on an FT Fund’s share price or net asset value.

Supervised Persons must keep confidential at all times any non-public information they may obtain about an FT Fund, including but not limited to information such as portfolio holdings,

pricing or valuation of an FT Fund’s portfolio holdings, recent or impending securities transactions by an FT Fund, activities of an FT Fund’s investment advisers, offerings of new FT Funds, changes to investment minimums, closings of FT Funds, changes to investment personnel, FT Fund flow activity, and information on current or prospective FT Fund shareholders.

10. Short-Term Trading in Open-end FT Funds

The Firm discourages short-term or excessive trading, often referred to as “market timing,” in shares of the open-end FT Funds. Supervised Persons must be familiar with the “Frequent Trading Policy” or its equivalent described in the prospectus of each open-end FT Fund in which they invest and must not engage in trading activity that might violate the purpose or intent of such policy. Accordingly, all Supervised Persons must comply with the purpose and intent of each open-end FT Fund’s Frequent Trading Policy or its equivalent and must not engage in any short-term or excessive trading in open-end FT Funds.

For open-end FT Funds within the Franklin Templeton Group of Funds, the Trade Control Team of each FT Fund’s transfer agent will monitor trading activity in shares of the FT Funds by Supervised Persons and will report any trading patterns or behaviors that may constitute short-term or excessive trading to Franklin Templeton’s Code of Ethics Department. These reports will include descriptions of any actions taken and any sanctions or penalties imposed in response to such trading activity. This policy applies to the open-end FT Funds including those FT Funds purchased through a 401(k) plan, but does not apply to purchases and sales of money market funds.

11. Trading Prohibitions and Restrictions in the REIT

The following prohibitions and restrictions apply to transactions in the REIT’s securities, including the REIT’s common stock, any securities that are exercisable for, or convertible or exchangeable into, shares of REIT common stock, and any other type of securities that the REIT may issue from time to time, including (but not limited to) preferred stock, notes, convertible debt and warrants, partnership units, as well as derivative securities that are not issued by the REIT, such as exchange-traded put or call options or swaps relating to the REIT. Supervised Persons (i) who are on the Board of Directors of the REIT; (ii) who are officers of the REIT (iii) who are employees of the REIT; and (iv) who provide services to, or are involved in the business and affairs, of the REIT, or otherwise have access to material nonpublic information relating to the REIT (together, “REIT Covered Employees”) are required to comply with the following prohibitions and restrictions, as well as any other processes that are in place, some of which that may be outside the scope of this Manual,

(a) Short-Term Trading. REIT Covered Employees who purchase shares of the REIT, are prohibited from selling the REIT shares during the six months following the purchase (or vice versa).

(b) Short Sales. Short sales of the REIT (i.e., the sale of a security that the seller does not own) are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors of the REIT from engaging in short sales. Short sales may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the REIT’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the REIT’s performance.

(c) Publicly-Traded Options. Given the relatively short term of publicly- traded options, transactions in options may create the appearance that a person is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the REIT’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities of the REIT, on an exchange or in any other organized market, are prohibited.

12. Additional Prohibitions and Requirements for Access Persons and Portfolio Persons

(a) Initial Public Offerings. Access Persons are prohibited from investing in securities sold in an initial public offering or a secondary offering by an issuer except for offerings of securities made by closed-end FT Funds advised or sub-advised by Franklin Templeton.

(b) Short Sales of Securities. Portfolio Persons are prohibited from selling short any security held by the FT Funds, including “short sales against the box.” This prohibition also applies to effecting economically equivalent transactions, including, but not limited to, sales of uncovered call options, purchases of put options while not owning the underlying security, and short sales of bonds that are convertible into equity positions, swaps or other derivatives.

(c) Disclosure of Interest in Securities. Portfolio Persons are required to disclose any interest they have in the securities of an issuer if they are involved in either analysis or investment decisions related to the issuer. Portfolio Persons must re-disclose any such interest if they participate in later recommendations or investment decisions related to the issuer.

Portfolio Persons must also disclose any personal transactions they are contemplating in the securities referenced above, any position they hold with the issuer and any proposed business relationship between the issuer and the Portfolio Person or any party in which the Portfolio Person has a significant interest.

The disclosures above must be made to the Chief Compliance Officer.

13. Reporting Requirements

All Supervised Persons must complete the required certification provided to the Supervised Person by the Firm via e-mail, hard copy or through a third-party compliance service provider no later than ten (10) calendar days after the date the person is notified by the Chief Compliance Officer or his designee of the requirement to do so. Additionally, by February 15th of each subsequent year they must complete an annual certification that they have complied with and will comply with this policy.

Access Persons must also file a certification provided to the Access Person by the Firm via e-mail, hard copy or through a third-party compliance service provider no later than ten (10) calendar days after the date the person is notified by the Chief Compliance Officer or his designee of the requirement to do so. Additionally, by February 15th of each subsequent year, Access Persons must file a then current annual report of all personal securities accounts and securities holdings and must certify that they have complied with and will comply with this policy.

On a quarterly basis, and no later than thirty (30) calendar days after the end of each calendar quarter, every Access Person must report all transactions in securities covered by this policy, except for those executed through an Automatic Investment Plan or that would duplicate information already provided in broker confirmations or statements sent to the Code of Ethics Department directly from the broker.

No later than thirty (30) calendar days after the calendar quarter, Access Persons must report any account established in which any securities were held during that calendar quarter.

14. Pre-Clearance Requirements

(a) Pre-Clearance of Securities Transactions. Access Persons must obtain pre-clearance from the Chief Compliance Officer before buying or selling any security (other than those not requiring pre-clearance, a full list of which is available from the Chief Compliance Officer or the Code of Ethics Department) and are always prohibited from executing transactions in a security if aware that a Client are active or contemplate being active in the security (even if the transactions have been precleared). Pre-clearance requests should be submitted via PTA.

(b) Private Investments and Limited Offerings. Access Persons must obtain pre-clearance from the Chief Compliance Officer before investing in a private placement or purchasing other securities in a limited offering. For example, investments in private or unregistered funds (i.e., hedge funds) are required to be pre-cleared under this policy.

(c) Client Securities. Access Persons must obtain pre-clearance from the Chief Compliance Officer before buying or selling any Client securities, including for the avoidance of doubt, purchases and sales of any Firm Funds, Registered Funds, the BDC or the REIT.

(d) Discretionary Accounts. If a Supervised Person (or any members of such Supervised Person’s Family/Household) has a Discretionary Account, such Supervised Person must complete the Discretionary Account Certification, in the form attached to this Manual as Exhibit I or available through a third-party compliance service provider, no later than 30 calendar days after such Supervised Person joins the Firm or otherwise becomes covered by the Code of Ethics, and annually thereafter. If a Supervised Person (or any members of such Supervised Person’s Family/Household) opens a Discretionary Account after such Supervised Person joins the Firm or otherwise becomes covered by the Code of Ethics, such Supervised Person must complete the Discretionary Account Certification no later than 30 calendar days after such Discretionary Account is opened. In addition, such Supervised Person must provide the Chief Compliance Officer with a copy of the agreement governing the Discretionary Account and obtain or facilitate the Firm’s obtaining of a certification from such Discretionary Account’s third party manager.

Generally, a Supervised Person (or any members of such Supervised Person’s Family/Household) has no direct or indirect influence or control where an account is managed by an independent (i.e., no familial or personal relationship to the covered person and no affiliation with the Firm) professional third party investment manager or investment adviser without the advance knowledge, input or consent of the account holder.

A Supervised Person (or any members of such Supervised Person’s Family/Household) may discuss general policy matters with his or her Discretionary Account manager such as, for example, such person’s tolerance for investment risk, overall defensive or aggressive postures, asset allocation by broad categories, tax matters such as tolerance for gains and losses, and cash disbursement requirements for taxes or otherwise. A Supervised Person (or any members of such Supervised Person’s Family/Household) may also instruct his or her Discretionary Account manager to buy, sell (including short sales), and generally trade in, on margin or otherwise, securities or instruments of all types and kinds, or specified types and kinds, so long as the Discretionary Account manager has full discretion over investment decisions. A Discretionary Account manager, however, may not consult with a Supervised Person (or any members of such Supervised Person’s Family/Household), and such person may not provide instructions to his or her Discretionary Account manager, with respect to any specific buy, sell or hold decisions at any time. Such impermissible instructions include suggesting purchases or sales of investments to the Discretionary Account manager, directing purchases or sales of investments by the Discretionary Account manager or consulting with the Discretionary Account manager as to the particular allocation of investments to be made in the account. Such impermissible instructions also include instructions to sell or buy investments when certain trigger events occur, such as a specified price per share.

Based on the information received, the Chief Compliance Officer will determine initially and annually that such Supervised Person and members of his or her Family/Household do not have Direct or Indirect Influence or Control over the Discretionary Account.

Unless otherwise waived by the Chief Compliance Officer, until the requirements set forth in this section are complied with by a Supervised Person with regards to any of his or her accounts, such accounts will not be treated as Discretionary Accounts and will instead be treated as Personal Accounts.

(e) Limited Clearance. Any approval granted pursuant to clause (a), (b) or (c) above is valid only for the specific securities transaction described to the Firm’s Chief Compliance Officer and only for the remainder of the business day following the grant of such approval or until the date of a Private Placement or Limited Offering. For example, if a Supervised Person wishes to effect another transaction in the same security on the next business day hours after the Chief Compliance Officer’s grant of approval of the original transaction, or a different security of the same issuer on the same business day of the Chief Compliance Officer’s grant of approval of the original transaction, the Supervised Person must again seek and receive approval from the Firm’s Chief Compliance Officer prior to engaging in the subsequent transaction.

(f) Exemptions from Pre-Clearance. Certain types of securities and transactions are exempt from pre-clearance requirements. Examples of these types of securities and transactions include, but are not limited to, shares issued by Franklin Templeton; shares of open-end and closed-end funds (including the FT Funds); shares of ETFs; certain government obligations and transactions effected pursuant to dividend reinvestment plans. Please consult the Chief Compliance Officer for further information about the types of securities and transactions that are exempt from the pre-clearance requirements of this policy.

(g) “Intent” Is Important. While pre-clearance of Access Persons’ transactions is a cornerstone of the Firm’s compliance efforts, it cannot detect inappropriate or illegal transactions where the intent conflicts with the principles of this policy. Thus, the fact that a proposed transaction received pre-clearance is not a defense against a charge of violating this policy or the securities laws. For example, even if an Access Person received pre-clearance for a transaction, that transaction might constitute front-running if it occurred shortly before a transaction by a Client that the Access Person was aware of. In cases like this, the intent may not be evident when a particular transaction request is analyzed for pre-clearance.

15. Insider Trading

Policy on Insider Trading. Insider trading, or trading on material non-public information, is against the law and penalties are severe, both for individuals involved in such unlawful conduct and their employers. No Supervised Person may (a) trade, either personally or on behalf of a Client, while in possession of material non-public information, or (b) communicate material non-public information to others.

Material non-public information may be obtained by many means, both in connection with a Supervised Person’s job functions (e.g., from meetings with company executives or consultations with expert networks) or independent of the Supervised Person’s employment or relationship with the Firm (e.g., from friends or relatives).

Before trading for themselves or others in the securities of a company about which a Supervised Person potentially may have material non-public information, the Supervised Person should consider the following questions:

▪ First, is the information material? Information is considered material if there is a substantial likelihood that a reasonable investor would consider the information to be important in making his or her investment decision, or if it is reasonably certain to have a substantial effect on the price of the company’s securities.

▪ Second, is the information non-public? Information is non-public until it has been effectively communicated to the marketplace. For example, information in a report filed with the SEC, or that appears in a publication of general circulation (e.g., The Wall Street Journal or Reuters) would be considered public. If the information has been obtained from someone who is betraying an obligation not to share the information (e.g., a company insider), that information is very likely to be non-public.

If, after consideration of these questions, the Supervised Person believes that the information that they have about a company may be material and non-public, or if the Supervised Person has questions as to whether the information is material or non-public, he or she must report the matter immediately to the Chief Compliance Officer. In addition, the Supervised Person must not purchase or sell any securities issued by such company on behalf of themselves or others, or communicate the information inside or outside the Firm.

After review of the facts, the Chief Compliance Officer will provide instructions to the Supervised Person. If the information in the Supervised Person’s possession is determined to be material and non-public, the Supervised Person is required to keep the information confidential and secure. Those securities for which the Supervised Person material non-public information will be placed on restricted trading lists for a timeframe determined by the Compliance Officer.

16. Statement on Other Policies and Requirements

In addition to this policy, Supervised Persons are required to observe the applicable policies and procedures prescribed in the Code of Ethics, the policies contained in the U.S. and

non-U.S. employee handbooks (as applicable), and various other policies adopted by the Firm and Franklin Templeton, as applicable.

17. Administration of the Policy, Waivers and Reporting Obligations

(a) Chief Compliance Officer; Reporting to FT Fund Boards. The Chief Compliance Officer is responsible for the administration of this policy and provides oversight of compliance with the personal trading requirements of this policy. Among other things, the Chief Compliance Officer has the authority and responsibility to review this policy periodically, review sanction guidelines for violations of this policy and review trading violations and waivers granted.

At least annually, the Franklin Templeton Fund Boards will be provided with a report describing any issues arising under this policy.

(b) Violations of the Policy. A Supervised Person that violates this policy will be sanctioned in a manner commensurate with the violation. Prescribed sanctions range from warning memos for a first time failure to pre-clear a transaction to the immediate sale of positions, disgorgement of profits, personal trading suspensions and other sanctions, up to and including termination and reporting to regulatory authorities for more serious violations.

(c) Waivers of the Policy. The Chief Compliance Officer may, in his or her discretion, waive compliance by any Supervised Person with the provisions of this policy, if he or she finds that such a waiver:

(1) is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

(2) will not be inconsistent with the purposes and objectives of this policy;

(3) will not adversely affect the interests of the Clients or the interests of Firm; and

(4) will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

Any waiver will be in writing and will contain a statement of the basis for it.

(d) Reporting Violations. Supervised Persons are required to report violations of this policy or the related Procedures, whether by themselves or by others.

Franklin Templeton is dedicated to providing Supervised Persons with the means and opportunity to report violations of this policy or the related Procedures, or other instances of wrongdoing, or any concerns they may have regarding ethical violations or accounting, internal control or auditing matters, including fraud. Several means are provided by which reports can be made including:

Franklin Templeton will not allow retaliation against any Supervised Person who has submitted a report of a violation of this policy or the related Procedures in good faith.